Exhibit 10.1

September 26, 2007 Superseding Note (Superseding May 11, 2007 Note)

US $60,000.00	September 26, 2007/May 11, 2007

FOR VALUE RECEIVED, Torbay Holdings, Inc., a Delaware corporation (the “Maker”), promises to pay to the order of The Nutmeg/Mercury Fund, LLLP (the “Holder”), a Minnesota Limited Liability Partnership having a place of business at 3346 Commercial Avenue, Northbrook, Illinois 60062, or such address as the Holder may from time to time designate in writing to the Maker, the principal sum of Sixty Thousand Dollars ($60,000) with interest on the unpaid balance as hereinafter provided.

RECITALS

Whereas, the Parties entered into a Promissory Note on May 11, 2007 for $60,000 advanced by the Holder;

Whereas, the Parties would like to enter into a Superseding Agreement so as to avoid any default;

Whereas, the Parties would like to extend the Note to May 11, 2009.

Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

This Note supersedes the May 11, 2007 Note.

To date, $6,223.56 of interest has accrued on this Note.

Hereafter, interest shall accrue at the rate of 12.5% per annum, compounded daily, and shall accrue and be payable as hereinafter defined.

The principal amount of this Note and all accrued but unpaid interest shall be due and payable on the May 11, 2009 (the “Maturity Date”). Notwithstanding the foregoing, the Maker may prepay up to all the principal amount of this Note and all accrued but unpaid interest at any time without incurring any penalty, subject to Holder’s option of Conversion.

The following shall constitute “Events of Default” under this Note:

1.	The Maker fails to make the payment required by this Note within 15 days of its due date.

2.
The Maker becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of creditors, or any proceeding is instituted by or against the Maker alleging that the Maker is insolvent or unable to pay its debts as they mature, and any such proceeding, if involuntary, is not dismissed or stayed on appeal or otherwise within 30 days.

Upon the occurrence of an Event of Default, the entire unpaid principal amount of this Note together with accrued but unpaid interest thereon, shall at once become due and payable without requiring notice by the Holder. Failure to provide notice shall not constitute a waiver of this right. From the date of the Event of Default, interest shall accrue at a rate of the lesser of 32% per annum or the maximum rate permitted by applicable law, compounded daily.

The Holder may, at Holder’s option and sole discretion, elect to receive payment of any amounts of principal, up to the total amount of the note, along with any accrued interest, in shares of common stock of the Maker. The “Conversion Price” shall be equal to $0.002 per share. For purposes of the preceding sentence, if the Maker delivers shares on a date other than when shares are due or payable in accordance with the terms hereof, the Lender can treat the share delivery as though made upon the date of the share delivery. At any time, upon 30 days written notice from the Maker to Lender (the “Prepayment Notice”), the Maker may prepay any or all of the outstanding Note amount. In the event that Maker sends a Prepayment Notice to Lender, Lender may elect prior to the Prepayment Date to convert into Common Stock, pursuant hereto, all or part of the amount of principal to be repaid by the proposed Prepayment instead of receiving such monetary prepayment.

It is the intent of the parties that in no event shall the amount of interest due or payment in the nature of interest payable hereunder exceed the maximum rate of interest permitted by applicable law, as may be in effect from time-to-time, and in the event the amount of interest due or payable hereunder exceeds such maximum rate, interest shall be reduced to the maximum amount that is permitted by applicable law and the payment of any such excess shall be deemed to be a prepayment of principal.

This Note shall be governed and construed in accordance with the laws of the State of Illinois, without regard to conflict of laws principles thereof. The Maker hereby consents to the jurisdiction of the courts located in Cook County, Illinois, as the exclusive forum to resolve any disputes arising out of this Note. The Maker hereby waives any objection it may have to the jurisdiction of such courts or the laying of venue in such county.

The Maker agrees to pay or reimburse the Holder and any other holder hereof of all costs and expenses of preparing, seeking advice in regard to, enforcing, and preserving its rights under this Note or any guarantee, document or instrument executed in the connection herewith (including reasonable attorneys’ fees and costs and reasonable time charges of attorneys who may be employees of the Holder, whether in or out of court, in original or appellate proceedings or in bankruptcy.)

Except as provided in this Note, presentment, protest, notice, notice of dishonor, demand for payment, notice of protest and notice of non-payment are hereby waived.

The failure or delay by the Holder of this Note in exercising any of his rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. The Holder of this Note may not waive any of its rights, except in an instrument in writing signed by the Holder.

This Note may not be amended except in a writing signed by the Maker.

In all other respects, any prior defaults have been waived and shall be treated by the parties as though they did not occur.

By: /s/ Richard K. Lauer Richard K. Lauer President and Chief Executive Officer

The Nutmeg/Mercury Fund, LLLP

Accepted:

The Nutmeg/Mercury Fund, LLLP
155 Revere Drive, Suite 10
Northbrook IL 60062
Phone:(847) 291-7711; Fax:(847) 291-7733

By: /s/ Randall S. Goulding Name: Randall S. Goulding Manager